EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Marimba, Inc. 1999 Omnibus Equity Incentive Plan, the Marimba, Inc. 1999 Employee Stock Purchase Plan, the Marimba, Inc. International Employee Stock Purchase Plan and the Marimba, Inc. 1999 Non-Employee Directors Option Plan of our report dated January 23, 2004, with respect to the consolidated financial statements of Marimba, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Francisco, California

March 11, 2004